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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65624

PROSPECTUS

                                2,000,000 SHARES

                                AON CORPORATION

                                  COMMON STOCK
                                ---------------

    This prospectus relates to 2,000,000 shares of common stock of Aon Corporation. The stockholders selling the shares in this offering have the right to determine both the number of shares they will offer and the time or times when they will offer the shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate. All of the shares covered by this prospectus were originally issued by Aon in connection with the acquisition of First Extended, Inc.

    The selling stockholders will receive all of the net proceeds from the sale of the shares offered hereby.

    The common stock is traded on the New York Stock Exchange under the symbol "AOC."

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is August 9, 2001.
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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................     1

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS..................     2

PROSPECTUS SUMMARY..........................................     2

THE OFFERING................................................     3

USE OF PROCEEDS.............................................     3

SELLING STOCKHOLDERS........................................     3

PLAN OF DISTRIBUTION........................................     4

VALIDITY OF SECURITIES......................................     5

EXPERTS.....................................................     5

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's Web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 and the London Stock Exchange, Old Broad Street, London, England EC2N1HP. You may find additional information about Aon Corporation and its subsidiaries at our Web site at http://www.aon.com.

    This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its Web site.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

    - Annual Report on Form 10-K for the year ended December 31, 2000;

    - Current Report on Form 8-K dated April 24, 2001;

    - Quarterly Report on Form 10-Q for the three months ended March 31, 2001;
      and

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    - The description of Aon Corporation's common stock contained in Item 12 of the registration statement on Form 10 filed on February 19, 1980 (when we were called Combined International Corporation), and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including Aon Corporation's Current Report on Form 8-K dated April 23, 1987 and Current Report on Form 8-K dated May 9, 2000.

    You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                                Aon Corporation
                            200 East Randolph Street
                            Chicago, Illinois 60601
                            Telephone (312) 701-3000
                   Attention: Financial Relations Department

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of the applicable document. We are not making an offer of the securities in any state where the offer or sale is not permitted.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in commercial property and casualty premium rates, the competitive environment, the actual cost of resolution of contingent liabilities, the final form of the business transformation plan, the ultimate cost and timing of its implementation, the actual costs, savings and other benefits resulting therefrom, whether Aon ultimately implements the proposed spin-off of its underwriting operations and the timing and terms associated therewith.

    In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                               PROSPECTUS SUMMARY

AON CORPORATION

    Aon Corporation is an insurance services holding company for a family of insurance brokerage, consulting and consumer insurance companies. Through its insurance brokerage and other services and consulting operations, Aon offers commercial insurance brokerage, alternative risk solutions, risk management, employee benefit and human resources consulting and managing general underwriting services. In addition, Aon Corporation's insurance underwriting businesses provide a variety of insurance products, including accident and health coverage, traditional life insurance and extended warranties. Aon's revenues were $7.4 billion in 2000. Based on 2000 insurance brokerage and consulting revenues, Aon believes that it is the second largest insurance brokerage company in the world.

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    On April 20, 2001, Aon announced that its board of directors has approved, in principle, a plan to spin off Aon's underwriting business to its common stockholders, creating two independent, publicly-traded companies. The spin-off would take the form of a tax-free stock dividend to Aon's common stockholders, pending a favorable Internal Revenue Service ruling. The transaction requires final board approval, and is subject to obtaining a favorable IRS ruling and insurance regulatory approvals. For more information on the spin-off, please see our Current Report on Form 8-K dated April 24, 2001.

ADDRESS

    Our executive offices are located at 200 East Randolph Street, Chicago, Illinois 60601, Telephone (312) 701-3000.

                                  THE OFFERING

Common stock offered by selling                2,000,000 shares
  stockholders...............................

Common stock outstanding as of May 31,         268,482,089 shares
  2001.......................................

New York Stock Exchange Symbol...............  AOC

Use of proceeds..............................  We will not receive any proceeds from the sale of the common stock being offered
                                               hereby.

    The purpose of this offering is to register the resale of the shares of common stock received by the selling stockholders in connection with our
acquisition of First Extended, Inc., a Delaware corporation. On July   , 2001,
Aon acquired all of the issued and outstanding common stock of First Extended, through the merger of a wholly-owned subsidiary of Aon, with and into First Extended. In connection with the merger, Aon entered into a registration rights agreement, which requires Aon to use its best efforts to file, and cause to be declared effective, a registration statement for the shares issued in the merger and to keep the registration statement continuously effective until the earlier of

    - the date on which all of the shares have been sold by the selling stockholders, and

    - two years following the date on which such registration statement was declared effective by the SEC.

                                USE OF PROCEEDS

    The selling stockholders will receive all of the proceeds from any sale of our common stock offered under this prospectus. We will not receive any proceeds from the sale of the common stock offered under this prospectus.

                              SELLING STOCKHOLDERS

    The following table sets forth:

    (1) the name of each selling stockholder,

    (2) the nature of any position, office or other material relationship which each selling stockholder has had with us or any of our affiliates within the last three years,

    (3) the number of shares of common stock owned by each selling stockholder prior to the offering,

    (4) the number of shares of common stock owned offered for each selling stockholder's account, and

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    (5) the number of shares of common stock owned by each such selling stockholder after completion of the offering.

    All of the selling stockholders were employees or stockholders of First Extended at or prior to the date of the merger of a wholly-owned subsidiary of Aon with and into First Extended.

                                                NUMBER OF SHARES                      NUMBER OF SHARES
                                                  OWNED PRIOR      NUMBER OF SHARES     OWNED AFTER
SELLING STOCKHOLDER                               TO OFFERING         TO BE SOLD          OFFERING
-------------------                             ----------------   ----------------   ----------------
Carl H. Westcott..............................     1,400,000          1,400,000              0
John D. Curtis................................       200,000            200,000              0
Charwes First Extended 1999 Trust.............       200,000            200,000              0
Courwes First Extended 1999 Trust.............       200,000            200,000              0
                                                   ---------          ---------
    Total.....................................     2,000,000          2,000,000
                                                   =========          =========

                              PLAN OF DISTRIBUTION

    We will receive no part of the proceeds of any sales made hereunder. We will pay all expenses of registration incurred in connection with this offering and in connection with the offering and sale of the shares, including the reasonable fees and expenses of one counsel selected by the selling stockholders to represent the selling stockholders. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders, including the fees and expenses of the selling stockholders' own counsel (other than the counsel selected to represent all selling stockholders).

    The selling stockholders may from time to time sell all or a portion of the shares on the New York Stock Exchange or on any national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    (1) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    (4) privately negotiated transactions.

    In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or

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in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

    In connection with the distribution of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

    The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under that Act.

    In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 or any other exemptions available under the Securities Act may be sold under such exemptions rather than pursuant to this prospectus.

                             VALIDITY OF SECURITIES

    The validity of the securities will be passed upon for us by Richard E. Barry, our Senior Counsel and Assistant Secretary. As of March 31, 2001,
Mr. Barry owned 4,059 shares of Aon Corporation common stock, held restricted stock awards of 30,570 shares and 16,000 unvested stock options. In addition, 3,870 shares of Aon Corporation common stock held by its employee stock ownership plan and savings plan were attributable to Mr. Barry.

                                    EXPERTS

    The consolidated financial statements of Aon Corporation incorporated by reference in Aon Corporation's Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedules included therein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2001 and March 31, 2000 incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Aon Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

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